Exhibit 99.(a)(v)

LEGG MASON SPECIAL INVESTMENT TRUST, INC.

ARTICLES SUPPLEMENTARY

Legg Mason Special Investment Trust, Inc., a Maryland Corporation, having its principal office in Baltimore City, Maryland (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:                   Pursuant to authority expressly vested in the Board of Directors of the Corporation by Article Sixth, Section 6.1 of the charter of the Corporation and § 2-105(c) of the Maryland General Corporation Law, the Board of Directors has taken the following actions, to be effective February 1, 2009:

(a)           increased the aggregate number of shares of capital stock that the Corporation has authority to issue from eight hundred fifty million (850,000,000) shares to one billion fifty million (1,050,000,000) shares;

(b)           created and established a new share class of the Legg Mason Special Investment Trust series of the Corporation (the “Series”), to be known as “Legg Mason Special Investment Trust, Institutional Select Class”, and divided and classified one hundred million (100,000,000) authorized and unissued shares of capital stock of the Corporation as shares of Legg Mason Special Investment Trust, Institutional Select Class; and

(c)           created and established a new share class of the Series, to be known as “Legg Mason Special Investment Trust, Class A”, and divided and classified one hundred million (100,000,000) authorized and unissued shares of capital stock of the Corporation as shares of Legg Mason Special Investment Trust, Class A.

SECOND:            Each Class A, Class C, Institutional Class, Financial Intermediary Class, Class R and Institutional Select Class share of the Series shall represent investment in the same pool of assets as every other share of the Series and shall have the same preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as every other share of the Series, except as provided in the charter and as set forth below:

(1)           The net asset values of Class A, Class C, Institutional Class, Financial Intermediary Class, Class R and Institutional Select Class shares shall be calculated separately. In calculating the net asset values,

(a)           Each class shall be charged with the transfer agency fees and Rule 12b-1 fees (or equivalent fees by any other name) attributable to that class, and not with the transfer agency fees and Rule 12b-1 fees (or equivalent fees by any other name) attributable to any other class;

(b)           Each class shall be charged separately with such other expenses as may be permitted by U.S. Securities and Exchange Commission (“SEC”) rule or order and as the Board of Directors shall deem appropriate;

(c)           All other fees and expenses shall be charged to all classes of the Series, in the proportion that the net asset value of that class bears to the net asset value of the Series, except as the SEC may otherwise require;

(2)           Dividends and other distributions (if any) shall be paid on Class A, Class C, Institutional Class, Financial Intermediary Class, Class R and Institutional Select Class shares at the same time. The amounts of all dividends and other distributions shall be calculated separately for Class A, Class C, Institutional Class, Financial Intermediary Class, Class R and Institutional Select Class shares. In calculating the amount of any dividend or other distribution,

(a)           Each class shall be charged with the transfer agency fees and Rule 12b-1 fees (or equivalent fees by any other name) attributable to that class, and not with the transfer agency fees and Rule 12b-1 fees (or equivalent fees by any other name) attributable to any other class;

(b)           Each class shall be charged separately with such other expenses as may be permitted by SEC rule or order and as the Board of Directors shall deem appropriate;

(c)           All other fees and expenses shall be charged to each class of the Series, in the proportion that the net asset value of that class bears to the net asset value of the Series, except as the SEC may otherwise require;

(3)           Each class of the Series shall vote separately on matters pertaining only to that class, as the Board of Directors shall from time to time determine. On all other matters, all classes of the Series shall vote together, and every share of the Series, regardless of class, shall have an equal vote with every other share of the Series; and

(4)           The Corporation, by a general or specific resolution of the Board of Directors, may require the conversion of Class A shares, or their exchange, into shares of another class if the holder of said shares no longer meets the eligibility requirement for Class A shares, as determined by the Board of Directors from time to time.

THIRD:                (a) Immediately before the effectiveness of these Articles Supplementary, the Corporation had authority to issue eight hundred fifty million (850,000,000) shares of Common Stock, $0.001 par value per share, having an aggregate par value of eight hundred fifty thousand (850,000) dollars, classified as follows:

Designation	Number of Shares	Aggregate Par Value of Class
Legg Mason Special Investment Trust
Class C Shares	200,000,000	$200,000
Class R Shares	500,000,000	$500,000
Institutional Class Shares	50,000,000	$50,000
Financial Intermediary Class Shares	100,000,000	$100,000

(b)           Upon the effectiveness of these Articles Supplementary, the Corporation shall have authority to issue one billion fifty million (1,050,000,000) shares of Common Stock, $0.001 par value per share, having an aggregate par value of one million fifty thousand (1,050,000) dollars, classified as follows:

Designation	Number of Shares	Aggregate Par Value of Class
Legg Mason Special Investment Trust
Class A Shares	100,000,000	$100,000
Class C Shares	200,000,000	$200,000
Class R Shares	500,000,000	$500,000
Institutional Class Shares	50,000,000	$50,000
Financial Intermediary Class Shares	100,000,000	$100,000
Institutional Select Class Shares	100,000,000	$100,000

FOURTH:              The Corporation is registered as an open-end investment company under the Investment Company Act of 1940.

FIFTH:                   The total number of shares of capital stock that the Corporation has authority to issue has been increased by the Board of Directors in accordance with § 2-105(c) of the Maryland General Corporation Law.

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed in its name and on its behalf by its Vice President and Chief Legal Officer and attested to by its Assistant Secretary on January 28, 2009.

ATTEST:		LEGG MASON SPECIAL INVESTMENT TRUST, INC.

By:	/s/ Peter J. Ciliberti	By:	/s/ Gregory Merz
	Peter J. Ciliberti		Gregory Merz
	Assistant Secretary		Vice President and Chief Legal Officer

The undersigned Vice President and Chief Legal Officer of the Corporation, who executed on behalf of the Corporation the foregoing Articles Supplementary of which this Certificate is made a part, hereby acknowledges, in the name and on behalf of said Corporation, the foregoing Articles Supplementary to be the corporate act of the Corporation, and states under penalties of perjury that to the best of his knowledge, information and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects.

/s/ Gregory Merz
Gregory Merz
Vice President and Chief Legal Officer